Exhibit 99.1

Interlink Electronics Announces Stock Buyback Program

for up to 100,000 Shares

Program to drive long-term shareholder value as market undervalues company potential

May 17, 2023 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a world-leading trusted technology partner in the rapidly advancing world of human-machine interface (HMI) devices, sensors, membrane keypads and other cutting-edge technologies, today announced that its board of directors has approved a program to buy back up to 100,000 shares of the Company's common stock. The program will commence on May 17, 2023 and is scheduled to terminate on May 15, 2024 or when the 100,000 share buyback limit is reached.

"We are committed to driving long-term value for our shareholders and believe that the current strength of our balance sheet presents a strategic opportunity for this buyback program," said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. "We believe the potential of our businesses, including the opportunities for expansion through acquisitions and organic growth as illustrated in our latest earnings release, is not reflected in Interlink’s current market valuation. Accordingly, we are initiating this buyback program as an attractive opportunity to deploy capital and return value to our shareholders."

Under the share buyback program, buybacks may be made from time-to-time in open market and negotiated purchases, effective immediately through the next twelve months. These buybacks will be made in compliance with the SEC's Rule 10b-18, subject to market conditions, available liquidity, cash flow, applicable legal requirements, and other factors. The specific prices, numbers of shares, and timing of purchase transactions will be determined by the Company from time to time in its sole discretion. This program does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at any time, including in the event the Company would be deemed to be making an acquisition of its own shares under Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

The Company expects to finance the purchases with existing cash balances, which is not expected to have a material impact on capital levels.

Interlink currently has approximately 6.61 million shares issued and outstanding.

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted technology partner in the rapidly advancing world of human-machine interface (HMI) devices, sensors, membrane keypads and other cutting-edge technologies. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 38 years, Interlink has led the printed electronics industry to commercialize its patented Force Sensing Resistor® technology. It has supplied some of the world's top electronics manufacturers with intuitive sensor and interface technologies. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets - including medical, automotive, consumer electronics, telecommunications, and industrial control - providing standard and custom-designed sensors that give engineers the flexibility and functionality they seek in today's sophisticated electronic devices.

Recent acquisitions have expanded the Company’s portfolio of products and services into new areas. SPEC Sensors and KWJ Engineering, purchased in December 2022, offer industry-leading design and manufacture of electrochemical gas-sensing technology for industry, community, health and home, providing custom solutions, advanced sensors, innovative products and unique services with uses in fields such as carbon monoxide and ozone detection and air quality monitoring. Calman Technology Limited, acquired in March 2023, brings over 25 years of experience in the design and manufacture of membrane keypads, graphic overlays and label product, with customers in fields such as medical devices and defense technologies and operations across the UK and Europe.

Interlink serves an international customer base from our corporate headquarters in Irvine, California; our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; our advanced printed-electronics manufacturing facilities in Shenzhen, China, and Irvine, Scotland; and our proprietary production and product development facility in Newark, California.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184